Exhibit 4.10.20

                                                                 Execution Copy
                       AMENDMENT NO. 6 TO CREDIT AGREEMENT


     This AMENDMENT NO. 6 TO CREDIT AGREEMENT, dated as of December 21, 2001 (the "Amendment"), amends in certain respects the Credit Agreement dated as of February 27, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Foamex Carpet Cushion, Inc. ("New GFI" or the "Borrower"), the institutions from time to time party thereto as Lenders, the institutions from time to time party thereto as Issuing Banks, Citicorp USA, Inc. ("Citicorp") as collateral agent (the "Collateral Agent") and The Bank of Nova Scotia, as funding agent (the "Funding Agent", and together with the Collateral Agent, the "Administrative Agents").

                              W I T N E S S E T H:

     WHEREAS, the Borrower has requested the consent of the Requisite Lenders to the consummation of certain transactions described in a summary, entitled "Transformation to Foamex Vision 2005," which was made available to the Administrative Agents on November 26, 2001 (the "Transformation Plan");

     WHEREAS, the consent of the Requisite Lenders is necessary for the consummation by the Borrower of the Transformation Plan and the Borrower has requested the Requisite Lenders to so consent to the Transformation Plan;

     WHEREAS, the Requisite Lenders are willing, on the terms and conditions set forth herein, to consent to the Transformation Plan;

     NOW, THEREFORE, in consideration of the above recitals of the Borrower, the Lenders party hereto and the Administrative Agents agree as follows:

     SECTION 1. Defined Terms. Terms defined in the Credit Agreement and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

     SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

     SECTION 2.1. Amendment to Article 1 of the Credit Agreement. Article 1 of the Credit Agreement is hereby amended by the following:

          2.1.1 New Definitions.  The following  definitions are hereby inserted
          in  Section  1.01  of  the  Credit  Agreement  in  their   appropriate
          alphabetical place:

               "Amendment No. 6 Effective Date" has the meaning given to the term "Amendment Effective Date" in the Amendment No. 6 to Credit Agreement, dated as of December 21, 2001, among New GFI, the Lenders party thereto, the Issuing Banks and the Administrative Agents.

               "Transformation Plan" means certain restructuring and other related transactions

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          described  in a summary  entitled  "Transformation  to  Foamex  Vision
          2005," made available to the Administrative Agents on November 26, 2001.

          2.1.2 Amendment to the definition of EBDAIT. The definition of EBDAIT is hereby amended by (a) deleting the semicolon at the end of clause
          (a)(iv) thereof, (b) adding the underlined word "plus" at the end of clause (a)(iv) thereof, (c) adding a new clause (v) to read as follows: "(v) any cash charges incurred in connection with the Transformation Plan in an aggregate amount not to exceed $1,700,000 and (d) adding a semicolon at the end of the new clause (v) thereof.

          2.1.3 Amendment to the definition of Fixed Charges. The definition of Fixed Charges is hereby amended by inserting at the end of clause (b) thereof, a new clause to read as follows: "provided, however, if a scheduled payment of principal is required to be made in a subsequent period because the scheduled principal payment date is a non-Business Day in the current period, such scheduled payment shall be included in the current period as if such payment were made in the current period".

          2.1.4 Amendment to the definition of Net Worth. The definition of Net Worth is hereby amended by amending and restating the last sentence to the end thereof, and adding a new clause to such sentence to read as follows: "Any calculation of Net Worth under this Agreement (i) after the Effective Date shall not be modified, adjusted, or recalculated in accordance with Statement of Financial Accounting Standards No. 130, such as for currency translations and minimum pension adjustments, and
          (ii) shall exclude from the calculation thereof any charges incurred in connection with the Transformation Plan in an aggregate amount not to exceed $4,500,000.

     SECTION 2.2.  Amendment to Section  9.02 of the Credit  Agreement.  Section
9.02 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (ii) thereof, (b) adding the word "and" at the end of clause
(iii) thereof and (c) adding a new clause (iv) to read as follows: "(iv) leases, subleases, sales or other dispositions of Property resulting from the Transformation Plan."

     SECTION 2.3.  Amendment to Section  9.08 of the Credit  Agreement.  Section
9.08 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (v) thereof and replacing it with ";", (b) adding the word "and" at the end of clause (vi) thereof and (c) adding a new clause (vii) to read as follows: "(vii) the sublease by the Borrower to Foamex of real properties leased by the Borrower located in Morrisville, Pennsylvania and Pico Rivera, California."

     SECTION 2.4.  Amendment to Section 10.03 of the Credit  Agreement.  Section
10.03 of the Credit Agreement is amended by deleting the entries therein for the fourth fiscal quarter of 2001 through the fourth fiscal quarter of 2002 and replacing them with the following:

            "Fiscal Quarter                             Minimum Ratio
            ---------------                             -------------
            Fourth fiscal quarter of 2001                   0.70:1.00

            First fiscal quarter of 2002                    0.70:1.00

            Second fiscal quarter of 2002                   0.70:1.00


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            Third fiscal quarter of 2002                    0.80:1.00

            Fourth fiscal quarter of 2002                   0.80:1.00

     SECTION 2.5. Amendment to Section 10.04(b) of the CreditAgreement. Section 10.04(b) of the Credit Agreement is amended by deleting the Maximum Ratio therein for (a) the fourth fiscal quarter of 2001 and replacing it with a Maximum Ratio of 2.50:1:00 and (b) the first fiscal quarter of 2002 and replacing it with a Maximum Ratio of 2.35:1:00.

     SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the " Amendment Effective Date"), provided, that the following conditions precedent have been satisfied (unless waived by the Requisite Lenders or unless the deadline for delivery has been extended by the Administrative Agents):

          (i) Documents. The Administrative Agents shall have received on or before the Amendment Effective Date all of the following in form and substance satisfactory to the Requisite Lenders:

               (a) this Amendment duly executed by the parties thereto; and

               (b) such additional documentation as the Administrative Agents or any of the Requisite Lenders may reasonably request.

          (ii) Consents. The Borrower shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower to lawfully and without risk of rescission, execute, deliver and perform, in all material respects, its obligations under this Amendment and the Transaction Documents to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

          (iii) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Administrative Agent shall have received any notice that litigation is pending or threatened which is likely to, impose or result in the imposition of a Material Adverse Effect.

          (iv) No Change in Condition. No change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of the Borrower or any of its Subsidiaries and its subsidiaries shall have occurred since December 31, 1998, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

          (v) No Default. After giving effect to this Amendment, no Event of Default or Potential Event of Default shall have occurred.

          (vi) Representations and Warranties. All of the representations and warranties contained in Article VI of the Credit Agreement and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date.

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     SECTION 4.  Representations and Warranties.  The Borrower hereby represents and warrants to the Lenders party hereto that (i) the execution, delivery and performance of this Amendment by the Borrower are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action, and (ii) this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

     SECTION 5. Reference to and Effect on the Loan Documents.
                ---------------------------------------------

     5.1 Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

     5.2 Except as specifically amended above, all of the terms of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect.

     5.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agents under the Credit Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.

     5.4 As of the Amendment Effective Date of, and after giving effect to, this Amendment, the Borrower is in compliance in all material respects with all applicable terms, conditions and covenants of the Credit Agreement and other Loan Documents.

     SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICT OF LAWS PRINCIPLES).

     SECTION 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

     SECTION 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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     IN WITNESS  WHEREOF,  this  Amendment has been duly executed as of the date first above written.


                                       FOAMEX CARPET CUSHION, INC.


                                       By /s/ G.L. Karpinski
                                         --------------------------------------
                                         Name: George L. Karpinski
                                         Title: Vice President

                                       FOAMEX INTERNATIONAL INC.,
                                       individually and as a guarantor


                                       By /s/ G.L. Karpinski
                                         --------------------------------------
                                         Name: George L. Karpinski
                                         Title: Vice President

                                       CITICORP USA, INC., as Administrative
                                       Agent, Collateral Agent, Intercreditor
                                       Agent and individually as a Lender


                                       By /s/ James R. Williams
                                         --------------------------------------
                                         Name: James R. Williams
                                         Title: Vice President

                                       THE BANK OF NOVA SCOTIA, as
                                       Administrative Agent, Funding Agent,
                                       individually as a Lender, and as
                                       Intercreditor Agent


                                       By /s/ Brian S. Allen
                                         --------------------------------------
                                         Name: Brian S. Allen
                                         Title: Managing Director